Schedule 1

Mandate Rate. The Mandate Rate for each class of the Fund shall be calculated pursuant to the table below.

Average Equity Asset Class Assets (Billions)	Mandate Rate (basis points)
	Class A, Class C, Class I, Class M Annualized Rate	Class Z Annualized Rate	Retail Class Annualized Rate
First $400	92	80	90
Next $400	86	73	82
Next $400	83	70	77
Over $1,200	81	69	73

Schedule 2

Maximum Basic Fee Rate. The Maximum Basic Fee Rate for each class of the Fund is set forth in the table below, if applicable.

Class A, Class C, Class M Annualized Rate (basis points)	Class I Annualized Rate (basis points)	Class Z Annualized Rate (basis points)	Retail Class Annualized Rate (basis points)
85	84	71	83

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\ |||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	FIDELITY ADVISOR SERIES VIII
on behalf of Fidelity Advisor International Capital Appreciation Fund

	By	/s/ Stacie M. Smith
Stacie M. Smith
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, with respect to the provisions set forth in Sections I and V

	By	/s/ Christopher J. Rimmer
Christopher J. Rimmer
Treasurer

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC, with respect to the provisions set forth in Sections II, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/ Brian Field
Brian Field
Vice President

FIDELITY SERVICE COMPANY, INC., with respect to the provisions set forth in Sections III, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/ Stephanie Caron
Stephanie Caron
President

Date: January 15, 2025